EXHIBIT (e)(4)

                 SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT
                    FOR TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

         AMENDMENT, dated as of October 1, 2004, to the Distribution Agreement dated June 1, 1999 (the "Agreement"), as first amended as of September 3, 2002, by and between TIAA-CREF Institutional Mutual Funds (the "Institutional Fund") and Teachers Personal Investors Services, Inc. ("TPIS").

         WHEREAS, prior to the date hereof, the Institutional Fund consisted of 23 series, currently known as the Growth Equity Fund, Growth and Income Fund, International Equity Fund, Large-Cap Value Fund, Mid-Cap Growth Fund, Mid-Cap Value Fund, Small-Cap Equity Fund, Large-Cap Growth Index Fund, Large-Cap Value Index Fund, Equity Index Fund, S&P 500 Index Fund, Mid-Cap Growth Index Fund, Mid-Cap Value Index Fund, Mid-Cap Blend Index Fund, Small-Cap Growth Index Fund, Small-Cap Value Index Fund, Small-Cap Blend Index Fund, International Equity Index Fund, Social Choice Equity Fund, Real Estate Securities Fund, Bond Fund, Inflation-Linked Bond Fund and Money Market Fund (the "Existing Funds");

         WHEREAS, the Institutional Fund has established seven additional series as of the date hereof, which shall be known as the 2010 Fund, 2015 Fund, 2020 Fund, 2025 Fund, 2030 Fund, 2035 Fund and 2040 Fund (collectively, the "Lifecycle Funds", and, together with the Existing Funds, the "Funds");

         WHEREAS, TPIS is willing to distribute each class of shares of the Funds; and

         WHEREAS, a Distribution Plan under Rule 12b-1 under the Investment Company Act of 1940 with respect to the Lifecycle Funds has been adopted;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Institutional Fund and TPIS hereby agree as follows:

         1. Section 4 of the Agreement shall be amended to read as follows:

         (a) Other than the expenses for which TPIS is reimbursed under any Rule 12b-1 Plan for the Shares of any class or series of the Fund, TPIS shall be responsible for all expenses relating to the distribution of the Shares, including but not limited to:

         (i) the costs and expenses of providing the necessary facilities, personnel, office equipment and supplies, telephone service, and other utility service necessary to carry out its obligations hereunder;

         (ii) charges and expenses of outside legal counsel retained with respect to activities related to the distribution of the Shares;

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         (iii)    the costs and expenses of printing and delivery of definitive prospectuses and statements of additional information and any supplements thereto for prospective purchasers;

         (iv) expenses incurred in connection with TPIS's registration as a broker or dealer or in the registration or qualification of its officers, directors or representatives under federal and state securities laws;

         (v)      the costs of promotional, sales and advertising material; and

         (vi) any other expenses incurred by TPIS or its representative in connection with performing the obligations of TPIS under this Agreement.

         IN WITNESS WHEREOF, the Institutional Fund and TPIS have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL
MUTUAL FUNDS

By:  /s/ Bertram L. Scott          Attest:/s/ Mark L. Serlen
   ----------------------------           --------------------------------------


Title: Executive Vice President    Title: Assistant Secretary
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TEACHERS PERSONAL INVESTORS
SERVICES, INC.

By:  /s/ Elizabeth A. Monrad       Attest:/s/ Mark L. Serlen
   ----------------------------           --------------------------------------

Title: Executive Vice President    Title: Secretary
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